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                                 EXHIBIT (99-10)

          Directors and Officers (Ninth) Liability Binder of Insurance

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COMPANY:                    Max Re Managers Ltd.
                            2 Front Street
                            P.O. Box HM 2565
                            Hamilton HM KX Bermuda

Max Re is pleased to bind the following for the above reference client.

COVERAGE INFORMATION

Type:                       Binder

CLIENT INFORMATION

Name:                       The Procter & Gamble Company

Address:                    One Procter & Gamble Plaza
                            Cincinnati, OH 45202

POLICY INFORMATION

Policy Form:                Max Re Ltd Professional Liability Follow Form Excess

Policy Number:              4654-376-XSCLM-2004

Policy Period:              June 30th, 2004 - June 30th, 2005

Limit of Liability:         $15,000,000 in the aggregate for the policy period.

Policy Attachment:          $185,000,000 excess of the following schedule of
                            underlying insurance:

CODA                         $25M          Primary
XL                          $25.0M         $ 25.0M
ACE                         $25.0M         $ 50.0M
AWAC                        $25.0M         $ 75.0M
Arch                        $25.0M         $100.0M
Starr                       $25.0M         $125.0M
Axis                        $25.0M         $150.0M

Insured's Retention:        $50,000,000 each and every claim

Followed Policy:            ACE


PREMIUM INFORMATION

Premium:                    $260,000

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Commission:                 12%

Payment Terms:              Premium payment is due in full within 10 days of
                            binding

SPECIAL CONDITIONS

      1.    Coverage disputes are referred to mandatory arbitration in London.

      2.    Policy follows most restrictive underlying coverage.

      3. This policy does not follow form of sublimited coverages, but shall recognize erosion

SUBJECTIVITIES

      1. Receipt of premium as per payment terms above. In the event net premiums of $228,800 are not received on or before July 12th, 2004 this binder is void ab initio.

ENDORSEMENTS

      1.    Endorsement backdating prior and pending dates (please advise)

      2.    Reliance Endorsement

GENERAL CONDITIONS

      1. Any and all taxes or fees incurred in the placement of the proposed insurance are the sole and exclusive responsibility of the Insured, and it is acknowledged that Max Re has no payment or filing responsibilities of any kind relating to such any taxes or fees.

      2.    All amounts are in United States Dollars unless otherwise indicated.

      3 All subjectivities must be provided within 30 days (unless a different date is provided in the subjectivity) of the date of this letter. If such subjectivities are not cleared by that time, then any policy bound may be cancelled ab initio by the insurer.

      4. All changes, modifications and extensions of this proposal shall be made only in writing by the underwriter.

Yours truly,

/s/ JONATHAN EVANS
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Jonathan Evans
Professional Liability